Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Kate Corcoran Articulate Communications Inc. 212-255-0080, ext. 18 kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

BWA Water Additives, a Leading Specialty Chemical Producer, Reports Improved Performance
After Global Implementation of CDC Software’s Ross Enterprise ERP Applications

BWA Water Additives Quickly Deploys Ross Enterprise in Two Countries To Meet Short Deadline
After Its Private Equity Buyout by Close Brothers

HONG KONG, ATLANTA, March 26, 2008 — CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that BWA Water Additives (BWA), the world’s leading provider of specialty water solutions for industrial water treatment, desalination, pulp and paper, oilfield and other process industries, has reported improved performance levels since implementing the Ross Enterprise ERP (Enterprise Resource Planning) applications at plants in the U.S. and the U.K.

After reviewing the applications from CDC Software, and two other leading ERP solutions, BWA determined CDC Software’s Ross Enterprise provided the best fit based on its vertical functionality for the chemical industry and its ability to meet the company’s specific requirements quickly. This was very important due to the timetable related to its private equity buyout described below. The manufacturer also liked the fact that CDC Software demonstrated extensive global experience in ERP deployments, a critical attribute since BWA needed to run the ERP system concurrently in the U.S. and U.K., and manage operations in more than 90 countries.

“Since implementing Ross Enterprise, we have exceeded our targets for working capital, inventory turns, and days sales outstanding,” said Paul Turgeon, president and chief operating officer, BWA Water Additives. “With Ross Enterprise, we also now have a deeper and broader view of the business than we did with our previous systems.”

Over the years, BWA developed a strong-performing business, led by a lean, highly-skilled team, with production operations in the U.S., Canada, China, England, Taiwan, Italy, Japan, and Saudi Arabia. Attracted by its strong financial performance, proven leadership, an established global market presence and long-term growth prospects, Close Brothers Group—a British private equity firm—purchased BWA in May 2006 from BWA’s parent company, Chemtura, a global manufacturer and marketer of specialty chemicals.

Since Close Brothers is an investment group, not a manufacturer, they faced an early challenge in setting up the necessary support infrastructure. BWA was responsible for implementing an information systems backbone that would enable the execution of its plan which included moving out of its parent’s premises, implementing its own ERP system, and building the rest of its IT and telephony infrastructure. All of this had to be done quickly, and the rapid deployment of Ross Enterprise was crucial since Chemtura planned to assess BWA a costly monthly maintenance fee for use of its own ERP platform, a combination of SAP and Adage systems. “While we could have implemented the same systems that we were familiar with from our parent company, it was critical that we chose a solution like Ross Enterprise that fit our chemicals business by design and therefore could be deployed quickly and cost effectively,” Turgeon noted.

Since May 1, 2007, when the systems went into production, the company has experienced impressive results. “Rolling out an ERP system in 120 days, in two different countries, is quite an accomplishment,” said Turgeon. “This out-of-the-box, cost-effective and vertical-focus application enabled us to boost our operational effectiveness under some very challenging conditions, allowing us to perform at peak levels.”

”The impressive results measured by BWA since their implementation of Ross Enterprise underscore the unique value we create for our customers through our high degree of specialization and expertise in the specialty chemicals industries,” said Eric Musser, president and chief executive office, CDC Software. “Their successful transition during the private equity buyout also illustrates how Ross Enterprise is an ideal solution for chemicals manufacturers because it provides full industry-specific functionality with cost effective, fast deployments and low maintenance overhead.”

About Ross Enterprise for Chemicals
Ross Enterprise is CDC Software’s comprehensive suite of applications for chemicals manufacturers.  The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics.  Together, these systems address the unique challenges in the chemicals industries including the need for detailed product costing and profitability analysis, optimized forecasting and scheduling, efficient management of highly variable raw materials, improved order fulfillment and customer service, inventory optimization, and compliance with global and local regulations including the detailed product data needed for MSDS documentation.  Ross Enterprise is used worldwide by over 1,200 companies including SI Group, Kluber Summit Industrial Products, Daicel Chemical, Sachem, Georgia Gulf, PTM Engineering Plastics Co, Ltd., Maruzen Petrochemical and Achilles USA. For more information, visit www.rossenterprise.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources), and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit http://www.cdcsoftware.com/.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets.  For more information about CDC Corporation (NASDAQ: CHINA), please visit http://www.cdccorporation.net/.

About BWA Water Additives
Established in 1969, BWA Water Additives is the leading global provider of specialty water solutions for industrial water treatment, desalination, pulp and paper, oilfield, and other process industries. BWA’s antiscalant, corrosion inhibitor and microbiocide technologies and services provide customers with the essential elements required to meet today’s water management challenges. With brands such as Belclene®, Belcor®, Belgard®, BromiCide®, Bellasol®, Belsperse®, Bellacide® and Flocon® , BWA is recognized world wide for the highest possible quality and superior technical performance. BWA has headquarters in the U.K., and regional centers in the U.S., Singapore, Japan and Dubai. Its products are manufactured in the U.S., Canada, China, England, Taiwan, Italy, Japan, and Saudi Arabia, with research and development centers located in Atlanta, Ga., and Manchester, U.K.
For further information and details on our products and services please visit our website at www.wateradditives.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating the ability of customers to attract new business that would otherwise not be attainable without our applications, the ability to increase cost accuracy and audit performance, the ability to handle large volume of information, to handle recalls quickly, to make better decisions and to grow a customer’s business, statements relating to our customers’ plans to expand functionality and purchase new applications from us, the ability to provide improved recipe management, solve business and regulatory challenges successfully, the ability to take full advantage of IT investment, produce a higher quality product and improve the way our customer’s do business, the ability of Ross Enterprise reducing time for mock recalls, improved quality audits, meeting regulatory requirements and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued support of our existing customers; the continued ability of Ross Enterprise  solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing Ross Enterprise  solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward- looking statements whether as a result of new information, future events or otherwise.

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